Exhibit 99.1

NEWS RELEASE

For Release on December 01, 2015	Contact: Steven D. Lance
6:29 AM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Signs Software Agreement with Lockheed Martin

SAN RAMON, Calif. — December 01, 2015 -- Giga-tronics Incorporated (“the Company”) announced today that it has entered into a strategic software licensing arrangement with Lockheed Martin (“Lockheed Martin”) to develop and license threat simulation software as a commercial product that brings advanced threat environment simulation capability to its new Advanced Signal Generator Hardware Platform. The Company expects to be shipping the Advanced Signal Generator with the new software package within 6 months. The Software and Hardware will be sold together as a Real-Time Threat Emulation System (Real-Time TEmS), for distribution to US customers only.

Mark Elo, Vice President of Marketing of Giga-tronics, said “This is a win for the Electronic Warfare community, Lockheed Martin and Giga-tronics.  The threat generation software is built by a team that has a strong legacy of program support and brings many new capabilities in a Commercial Off the Shelf  solution that is both ready as a turnkey bench solution or a scalable alternative for larger projects.”

John Regazzi, President and CEO of Giga-tronics, said “Lockheed Martin was one of the initial Advanced Signal Generator customers, this partnership demonstrates their belief in its potential and capabilities.”

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, long term growth, shipments, quality control certification and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System and our ability to manufacture it, receipt or timing of future orders, cancellations or deferrals of existing or future orders, our need for additional financing, probable delisting from trading on the NASDAQ Capital Market and moving to the OTCQB marketplace; the volatility in the market price of our common stock; the ability to regain AS9100C or substantially equivalent certification; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 28, 2015 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".

1